SCHEDULE A

Directors and Officers of the Reporting Person

Name	Position and Principal Occupation	Principal Business Address	Citizenship

Tye Bousada	President, Co-Chief Executive Officer & Director	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Sayuri Childs	Chief Compliance Officer	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Patrick Farmer	Chief Operating Officer & Chairman of the Board of Directors	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Geoff MacDonald	Co-Chief Executive Officer & Director	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Frank Mullen	Chief Investment Officer	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Norman Tang	Chief Financial Officer	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

Diane Rossi	Director of Operations	150 Bloor Street West, Suite 700 Toronto, Ontario M5S 2X9, Canada	Canada

SCHEDULE B

Transactions in Securities of the Issuer During the Past 60 Days

EdgePoint Investment Group Inc. (on behalf of the EdgePoint Funds)

Nature of the Transaction	Securities Traded	Price Per Security ($)	Date of Trade
Sale of Common Stock	20,947	14.4794	August 24, 2026
Sale of Common Stock	10,567	13.613	September 10, 2026
Sale of Common Stock	38,509	13.2624	September 17, 2026
Sale of Common Stock	36,604	13.2497	September 28, 2026